Exhibit 2.1

FIRST ADDENDUM TO THE

BUSINESS COMBINATION AGREEMENT

This First Addendum to the Business Combination Agreement dated as of July 31, 2023, is entered into by and among Cetus Capital Acquisition Corp., a Delaware corporation (“SPAC”), MKD Technology Inc., a Taiwan corporation with registration number 28408583 (the “Company”), MKDWELL Limited, a company incorporated in the British Virgin Islands with BVI Company Number: 2121160 (“MKD BVI”), Ming-Chia Huang, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”), and MKDWELL Tech Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2128871 (“Pubco”).

WHEREAS, SPAC, the Company, MKD BVI and the Shareholders’ Representative have entered into a Business Combination Agreement dated June 20, 2023 (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 7.15(c) of the Business Combination Agreement, the Shareholders’ Representative is procuring Pubco to execute an addendum to become party to the Business Combination Agreement; and

NOW THEREFORE, the parties, intending to be legally bound, for the good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows. Capitalized terms not defined herein shall have the same meanings as assigned in the Business Combination Agreement.

Section 1. Agreement to be Parties. Pubco hereby agrees to become party to the Business Combination Agreement and comply with the terms applicable to them set forth therein.

Section 2. Amendment of Date. All parties hereto hereby agree to amend all references to July 31, 2023 in the Business Combination Agreement, to August 20, 2023.

Section 3. Notice. All notices and other communications under this Addendum shall be sent to Pubco at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

MKDWELL Tech Inc.

1F, No. 6-2, Duxing Road

Hsinchu Science Park

Hsinchu City 300

Taiwan, R.O.C.

Attn: Ming-Chia Huang, CEO

Email: chai@mkd.com.tw

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference, LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Attn:	Huan Lou
David Manno
Email:	hlou@srf.law
dmanno@srf.law

Section 4. Miscellaneous.

(a) This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Addendum delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Addendum.

(b) In the event of any conflict between the terms of this Addendum and the terms of the Business Combination Agreement, the terms of this Addendum shall prevail. To the extent not inconsistent with this Agreement, the terms of the Business Combination Agreement shall remain in full force and effect.

(c) Section 12.06 of the Business Combination Agreement relating to the governing law, jurisdiction, and waiver of jury trial shall apply to this Addendum.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first written above.

MKDWELL TECH INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Sole Director

CETUS CAPITAL ACQUISITION CORP.

By:	/s/ Chung-Yi Sun
Name:	Chung-Yi Sun
Title:	Chief Executive Officer and President

MKD TECHNOLOGY INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer

MING-CHIA HUANG

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang (in his capacity as the Shareholders’ Representative)

MKDWELL LIMITED

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Director

[Signature page to the First Addendum to the Business Combination Agreement]